Exhibit 2.3

CERTIFICATE OF MERGER

OF

SPAC MERGER SUB, INC.,

a Delaware corporation,

WITH AND INTO

IRIS ACQUISITION CORP,

a Delaware corporation

April 30, 2025

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (“DGCL”), the undersigned hereby certifies relating to the merger (the “Merger”) of SPAC Merger Sub, Inc., a Delaware corporation (the “Disappearing Corporation”), with and into Iris Acquisition Corp, a Delaware corporation (the “Surviving Corporation,” and together with the Disappearing Corporation, collectively, the “Constituent Entities”).

FIRST: The names and states of incorporation of the Constituent Entities are:

Name	State of Incorporation	Type of Entity

SPAC Merger Sub, Inc.	Delaware	Corporation

Iris Acquisition Corp	Delaware	Corporation

SECOND: That certain Business Combination Agreement, dated as of November 30, 2022 (as amended, the Combination Agreement), by and among the Constituent Entities, Iris Parent Holding Corp., a Delaware corporation, Liminatus Pharma, LLC, a Delaware limited liability company, and Liminatus Pharma Merger Sub, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 251(c) of the DGCL.

THIRD: The name of the Surviving Corporation is: Iris Acquisition Corp.

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the Effective Time), the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read as set forth on Exhibit A attached hereto and, as so amended shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The Merger shall become effective as of 4:05 p.m. Eastern Time on the date hereof.

SIXTH: An executed copy of the Combination Agreement is on file at the office of the Surviving Corporation at:

Iris Acquisition Corp

6 Centerpointe Drive #625

La Palma, California 90623

SEVENTH: A copy of the Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Surviving Corporation and any stockholder of the Disappearing Corporation.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

IRIS ACQUISITION CORP,
a Delaware corporation

By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IRIS ACQUISITION CORP

ARTICLE ONE

The name of the corporation is Iris Acquisition Corp (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is 100 shares of common stock, with a par value of $0.0001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this ARTICLE EIGHT by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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